Exhibit 99.1

July 2022

BRAZIL POTASH CLOSING REGULATION A FINANCING AND PROVIDES CORPORATE AND INDUSTRY UPDATE

AMAZONAS, BRAZIL, July 6, 2022 – Brazil Potash Corp., a corporation existing under the laws of the Province of Ontario, Canada (“Brazil Potash” or the “Company”), will be closing its Regulation A, Tier 2 offering of its common shares, no par value per share (“Common Shares”), at the end of July 2022. The deadline for new investors to start a purchase of Common Shares is July 31, 2022, and any in-progress subscription agreements need to be signed and funds received by August 2, 2022. New investors wishing to subscribe or add to their existing holdings of Common Shares can find additional information on our website https://brazilpotash.com/invest. No sales of the Common Shares will be made in the Regulation A offering after August 2, 2022.

Corporate and Industry Update

The Company is a mineral exploration and development company with a potash mining project located in the state of Amazonas, Brazil (the “Autazes Project”). Our technical operations are based in Manaus, Amazonas, Brazil, and Belo Horizonte, Minas Gerais, Brazil, and our corporate office is in Toronto, Ontario, Canada. We are in the pre-revenue development stage and have not yet commenced mining operations.

Potash prices remain above $1,100 USD per tonne and Brazilian demand is currently robust with imports of potash increasing 42% year over year to 3.1 million tonnes in the first quarter of 2022 according to Reuters. Current record prices of potash are the result of a combination of increased global demand for potash and sanctions against Russia and Belarus which hinder their ability to export potash. Since Russia and Belarus historically supply ~40% of the world’s potash, the current sanctions further reinforce the need for domestic potash production in Brazil to help ensure global food security.

There are currently two outstanding items required to obtain the Company’s Installation License from the Brazilian Amazonas Environmental Protection Institute, which is required prior to commencing construction of the Autazes Project. Both outstanding items are related to consultations with the Mura indigenous people, who make up the over 40 indigenous communities and tribes near the Autazes Project. Consultations with the applicable indigenous communities restarted on April 5th, 2022, post relaxation of COVID-related group gathering constraints, and are currently ongoing. Adriano Espeschit, the President of Potássio do Brasil Ltda., the Company’s subsidiary in Brazil, who has been involved in several prior successful consultations with indigenous communities, commented “we believe our Company’s relationship with the Mura Indigenous people is very positive as Brazil Potash aspires to develop its Autazes Project in a sustainable manner by creating legacy benefits for the local indigenous people”.

Company management, supported by a third-party specialist team, has finalized Brazil Potash’s Environmental, Social and Governance (“ESG”) report which will soon be made available on the Company’s website. The report affirms management’s beliefs that the Autazes Project will be one of the most environmentally clean potash projects in the world as it is expected to emit 79% less greenhouse gas emissions as compared to existing potash producers. The reduction in greenhouse gas emissions comes from a combination of 85% of the Autazes Project’s energy needs coming from renewable energy sources, and the Company avoiding unnecessarily long distances when transporting its produced potash to customers in Brazil. The Company’s management is proud of its efforts to date in developing the Autazes Project in an environmentally and socially responsible way and plans to continue the path of taking concrete actions and developing guiding policies to continually refine the Company to be best-in-class from an ESG perspective.

TORONTO 198 Davenport Road, Toronto ON Canada

BELO HORIZONTE R Antonio de Albuquerque 156 15o. andar 30110-010 Belo Horizonte MG Brasil +55 31 3505 5200

AUTAZES R Coronel Soares 595 69240-000 Autazes AM Brasil +55 92 3317 1297 www.potassiodobrasil.com.br

July 2022

In anticipation of securing the Installation License, ERCOSPLAN, a German engineering firm specializing in the development of potash projects, has been engaged to update the Company’s technical report and feasibility study. ERCOSPLAN was involved in completing the Company’s initial technical report and feasibility study and is well regarded as a market leader in the planning, optimization, and evaluation of potash projects globally.

Support for the development of Brazil Potash’s Autazes project from all levels of the Brazilian government is strong. Earlier this year, Brazil’s Minister of Agriculture came to Canada to meet with several fertilizer companies including Brazil Potash and had specifically asked what Brazil’s government can do to help accelerate the construction of the Autazes project. More recently, the Governor of Amazon, Wilson Lima, received Adriano Espeschit and our ESG Director, Lucio Rabelo, for an update on the project as seen in the photo below. This opportunity was used to go through the positive findings from the recently completed ESG analysis and to emphasize the importance of the Autazes project to the state’s economic development and global food security by reducing Brazil’s dependence on imported fertilizers – a key focus of Brazil’s National Fertilizer Plan.

Adriano Espeschit, President Brazil & Lucio Rabelo, ESG Director presenting Autazes Potash Project to Governor of Amazon, Wilson Lima	Adriano Espeschit, President Brazil presenting at the Permanent Forum for Sustainable Development in the State of Amazonas

Adriano Espechit, in June 2022, also presented at the Permanent Forum for Sustainable Development in the State of Amazonas, held by the State Secretariat for Economic Development, Science and Technology (Sedecti), in Manaus, Amazonas, Brazil, as seen in the photos above. Finally, Matt Simpson, CEO of the Company, in June 2022, appeared on the international stage by presenting Brazil Potash at the Prospectors & Developers Association of Canada Convention, one of the world’s largest mineral exploration & mining conferences held annually.

TORONTO 198 Davenport Road, Toronto ON Canada

BELO HORIZONTE R Antonio de Albuquerque 156 15o. andar 30110-010 Belo Horizonte MG Brasil +55 31 3505 5200

AUTAZES R Coronel Soares 595 69240-000 Autazes AM Brasil +55 92 3317 1297 www.potassiodobrasil.com.br

For more information, please contact:

Brazil Potash Investor Relations

invest@brazilpotash.com

647-697-3937

Cautionary Note Regarding Forward-Looking Statements

All statements, other than statements of historical fact, contained in this press release constitute “forward-looking statements” and are based on the reasonable expectations, estimates and projections of the Company as of the date of this press release. The words “plans,” “expects,” or “does not expect,” “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates,” or “does not anticipate,” or “believes,” or variations of such words and phrases or statements that certain actions, events or results “may,” “could,” “would,” “might,” or “will be taken,” “occur” or “be achieved” and similar expressions identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company’s consultations with indigenous communities, progress and expectations regarding the Company’s Regulation A financing, completion of studies and assessments, the receipt of the installation licence and conditions precedent thereto, environmental or community benefits, job creation and skills training for local communities, the growth of the potash market, expected industry demands, the Company’s business strategy, currency fluctuations, government regulation and environmental regulation. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The estimates and assumptions contained in this press release, which may prove to be incorrect, include, but are not limited to, the various assumptions of the Company set forth herein. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to fluctuations in the supply and demand for potash, changes in competitive pressures, including pricing pressures, timing and amount of capital expenditures, changes in capital markets and corresponding effects on the Company’s investments, changes in currency and exchange rates, unexpected geological or environmental conditions, changes in and the effects of, government legislation, taxation, environmental regulations, controls and regulations and political or economic developments in jurisdictions in which the Company carries on its business or expects to do business, success in retaining or recruiting officers and directors for the future success of the Company’s business, officers and directors allocating their time to other ventures; success in obtaining any required additional financing to develop the Autazes Project; employee and community relations, and risks associated with obtaining any necessary licenses or permits. Many of these uncertainties and contingencies can affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. All of the forward-looking statements made in this press release are qualified by these cautionary statements. These factors are not intended to represent a complete list of the factors that could affect the Company. The Company disclaims any intention or obligation to update or revise any forward-looking statements, except to the extent required by applicable law. The reader is cautioned not to place undue reliance on forward-looking statements.

TORONTO 198 Davenport Road, Toronto ON Canada

BELO HORIZONTE R Antonio de Albuquerque 156 15o. andar 30110-010 Belo Horizonte MG Brasil +55 31 3505 5200

AUTAZES R Coronel Soares 595 69240-000 Autazes AM Brasil +55 92 3317 1297 www.potassiodobrasil.com.br